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                                                                   Exhibit 10.11

CONVERSION AGREEMENT


between

Bei Abschluss noch in diesem Jahr ist der Vertragspartner Alcan
Deutschland GmbH, die in Novelis Deutschland GmbH umfirmieren wird. Hannoversche Stra(beta)e 1

37 075 Gottingen,
hereinafter referred to as "Novelis"


and


Alcan Packaging Singen GmbH
Alusingen-Platz 1

78221 Singen/Hohentwiel

Hereinafter referred to as "APS"

Collectively referred to as "the Parties"




WHEREAS:

o NOVELIS Inc. and ALCAN Inc. have agreed the terms of a Separation Agreement ('the Separation Agreement') under which NOVELIS will be separated out of the ALCAN group of companies. Such separation shall include -- inter alia -- the rolling businesses in Norf, Gottingen, Ludenscheid and Ohle. These rolling businesses form part of Novelis Deutschland GmbH ("Novelis") or the Joint Venture Alunorf GmbH, of which Novelis Deutschland GmbH will own 50% of shares.

o Novelis carries on business in the manufacture of rolled aluminium, in particular aluminium foilstock ("Foilstock").

o APS, which is currently a subsidiary of Alcan Inc. carries on business in the manufacture of packaging products, which incorporate aluminium foil.

o The Parties have entered into this Agreement for the conversion of aluminium into Foilstock by Novelis at the rolling businesses at Norf for APS. With this Agreement the parties wish to set out the terms which they have agreed for the supply of Foilstock by NOVELIS from the rolling businesses at Norf to APS.

o Whilst this Agreement sets out minimum supply obligations, the Parties expect that they may wish to negotiate terms for delivery of greater volumes.

o Novelis in its future arm's length dealings with APS agrees to fairly and equitably maintain throughout the term of this Agreement its support for the business of APS

                                                                            1(9)
     through new material development and technical service as it would with any third party customer.


IT IS HEREBY AGREED as follows:

1    DEFINITIONS AND INTERPRETATION

1.1 In this Agreement the following terms shall have the following meanings unless the context requires otherwise:


"Aluminium"              Aluminium Remelt Ingot in quality 99,7% / A7E / P1020
                         and/or Aluminium Sheet Ingot provided by APS to Novelis originating from such suppliers (ie. currently Alcan
                         ISAL) that have formally qualified their Ingot in a qualification procedure at the Norf facility.

"Conversion"             means the conversion of any aluminium into Foilstock,
                         but not necessarily identical Aluminium as provided by APS.

"Conversion Price"       means the price for Conversion as set out in
                         Appendix A.

"Day"                    means calendar day.

"Effective Date"         means the "Effective Date" as defined in the Separation
                         Agreement

"First Year"             means the period commencing on Effective Date and
                         ending on 31st December 2005

"Foilstock"              means aluminium foilstock conforming to the
                         Specifications as set out in Appendix B

"Month" means each calendar month throughout the duration of this Agreement

"Reasonable and Prudent
Operator"                shall mean a person seeking to perform its contractual
                         obligations and in so doing and in the general conduct of its undertaking including in the operation, maintenance and repair of any manufacturing or other facilities exercising that degree of skill, diligence, prudence and foresight and in the maintenance and repair of any manufacturing or other facilities using the type of equipment, materials and parts which would reasonably and ordinarily be expected from a skilled and experienced operator in substantial compliance with all applicable laws, engaged in the same type of undertaking in the same locality and under the same or similar circumstances and conditions.

"Second Year"            means the period commencing on 1st January 2006 and
                         ending on 31st December 2006

"Third Year"             means the period commencing on 1st January 2007 and
                         ending on 31st December 2007.

                                                                            2(9)

"Week" means each week, commencing 00.00 European Standard Time or European Summer Time as the case may be on Monday

"Year" means each period of 12 consecutive Months throughout the duration of this Agreement, commencing on the Effective Date

"Date of Delivery"       date on which Foilstock shall be delivered according to
                         the agreed delivery terms (Incoterms 2000).

1.2 The headings to the clauses are for convenience only, have no legal effect, and shall not affect the construction of this Agreement.

1.3 Therefore, the foregoing being an integral part of this agreement, the Parties have agreed:


2     SUBJECT MATTER

2.1 Objective of this Agreement is to set out the entire conditions and terms for the provision of Aluminium by APS, Conversion into Foilstock by Novelis at its rolling facilities at Norf and subsequent delivery of Foilstock to APS. APS will use the Foilstock at its cold rolling operations in Singen.

2.2 Any and all provisions of Aluminium by APS, Conversion into Foilstock and delivery of such Foilstock by Novelis to APS, shall be governed by the terms of this Agreement. The Parties expressly exclude the use of their respective General Terms and Conditions of Purchase and Sale.


3    DURATION

          This Agreement shall come into effect on Effective Date and shall have an initial minimum duration of three Years. Thereafter the Agreement shall renew automatically for another Year unless terminated in writing by either Party observing a notice period of three months prior to the end of a Year.

4    VOLUMES FOR CONVERSION, PROVISION OF ALUMINIUM

4.1 During each Month and each Year, Novelis shall be obliged to convert and APS shall be obliged to provide Aluminium and purchase an aggregate of not less than the relevant quantity of Foilstock set out below ('the Yearly Volume' and 'the Monthly Volume" respectively).

4.2 The Yearly volume with a tolerance of +/-10 % per Year shall be as follows:

          o    During the First Year, between *** and *** tons.

          o For the Second and Third Year, volumes shall be agreed by September 30 of the preceding Year. Up to that date Novelis shall reserve a minimum capacity of *** mt for supply to APS for the Second Year and Third Year respectively. APS will at it's sole discretion decide by September 30 in each Year whether Novelis has to fulfil the supply obligation of min. *** mt per Year. In the event that the Parties do not agree on

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                                            3(9)
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               volumes for the following Year, the agreement will end
               automatically without any prior notice at the end of the current Year.

4.3 The volume of Foilstock provided under this Agreement will be mainly used for the APS production of capacitor foil.

4.4 The Monthly Volume shall be in accordance with the rolling forecast of APS

4.5 For the Conversion of Foilstock APS shall deliver and Novelis shall take delivery of Aluminium. On Novelis request the Aluminium shall be released either directly at Alunorf or at Rotterdam in a non LME warehouse. In case of release at Rotterdam no further transport charges will apply for APS. The delivery of remelt ingots shall be made no later than 4 weeks before the delivery of the Foilstock. The delivery of sheet ingots shall be made no later than 3 weeks before the delivery of the Foilstock.

5    FORECASTS, ORDERS AND ORDER CONFIRMATIONS

5.1 No later than September 30 in each Year, APS will provide Novelis with a schedule for Monthly Volumes out of the Yearly Volume for the following Year.

5.2 No later than on the 2nd Day of each Month, APS will provide Novelis with a rolling forecast of volumes (with a tolerance of +/- 10% four weeks to the final delivery week) by Specification for the three consecutive Months following the date on which the forecast is issued.

5.3 No later than one month before the desired date of delivery, APS will place written orders for the deliveries of Foilstock. Such orders shall be binding upon the Parties. Orders shall contain volume, specification, delivery terms and delivery date. APS shall place such orders for Foilstock as reasonably evenly as possible throughout each month. Volumes forecasted for more than one month before the desired delivery date require written confirmation by Novelis.

5.4 If APS places orders for Foilstock other than in accordance with the above provisions, or if APS requires delivery outside the normal delivery times, Novelis shall use reasonable endeavours to meet such orders.

5.5 All deliveries of Foilstock pursuant to this Agreement shall unless expressly stated to the contrary in the order and/or order confirmation be DDP Incoterms 2000, the place of delivery will be Alcan Packaging Singen GmbH (Germany).

5.6 Deliveries shall be made during normal working hours at the premises of APS in Singen (unless otherwise agreed). APS agrees to ensure free access so as not to delay or inconvenience Novelis or its agents in making delivery.

5.7 The risk in Foilstock shall pass according to the agreed delivery terms (DDP, Incoterms 2000). Title to Foilstock delivered shall pass according to Sec. 6 below.

5.8 APS shall use its best endeavours to minimise the turnaround times of Novelis transportation to the plant. To this effect APS shall unload any Foilstock delivered as quickly as possible after arrival of transport.

                                                                            4(9)
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6    RESERVATION OF TITLE

6.1 Novelis reserves title to Foilstock delivered until full payment of Conversion Price. APS shall be entitled to process in the ordinary course of business any Foilstock delivered. Reservation of title shall extend to any new products created by processing the Foilstock for which title is reserved.

6.2 In the event of processing, linking or mixing with other goods Novelis shall acquire co-ownership equivalent to the relation of the invoice value of the reserved-title goods to the other materials.

6.3 APS will exercise possession of the reserved-title goods with the care of a reasonable and prudent operator as custodian on the behalf of Novelis, insure the reserved-title goods against theft, damage caused by nature and other risks and take all measures necessary to ensure that the title is neither impaired nor rescinded.

6.4 To secure Novelis relevant claims under Para. 6.1, APS assigns to Novelis all receivables from the sale of reserved-title goods, including bills of exchange and cheques. If goods are sold in which Novelis have a co-ownership share in accordance with Para. 6.2., assignment is limited to the share of the receivable that corresponds to its co-ownership share.

6.5 In the event of default in payment, cessation of payment or if APS has filed a petition for the commencement of insolvency proceedings, APS shall, at Novelis request, notify its customers of the assignment, carried out in accordance with herewith, and provide Novelis with all necessary information and take all measures to secure Novelis' rights. In particular, Novelis shall be notified immediately of any attachment by creditors of the reserved-title goods or the receivables assigned to Novelis.

6.6 If the value of the security of Novelis exceeds the value of receivables to be secured by more than 20% Novelis shall, upon APS request, release securities to this extent selected by APS.

6.7 The same rights and obligations as set out in 6.1. -- 6.6. shall apply mutadis mutandis with regard to Aluminium provided by APS. Such rights and obligations shall apply until delivery of a corresponding volume of Foilstock by Novelis.

7    FORCE MAJEURE

7.1 'Force Majeure' for the purposes of this clause shall mean any circumstances beyond the reasonable control of the party affected which (in the case of Novelis) prevent Novelis from producing Foilstock at Novelis' plant in Norf from which delivery is to be made to APS. Force Majeure shall include breakdown of either
          Novelis' plant or production unit or APS plant or production unit, but only if and to the extent that such breakdown has not occurred as a result of Novelis', or APS, as the case may be, having failed to act at all relevant times a Reasonable and Prudent Operator. Force Majeure shall not include any temporary closure or reduced production, nor anything which is the result of a party having failed to act as a Reasonable and Prudent Operator, nor any breakdowns or other failures of transportation (whether carried out by the parties directly or under contract), nor any reduction in production due to economic circumstances, nor any other market or economic circumstances which may make the terms of this agreement unattractive to one of the Parties.

                                                                            5(9)
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7.2       If either Party is rendered unable to carry out any of its obligations under this Agreement by reason of Force Majeure, that Party shall not be liable for any failure to perform the obligation(s) for so long as performance is thus affected.

7.3 As soon as a Party is aware of a threat of circumstances likely to lead to its declaring Force Majeure (even though such circumstances may not have occurred, or where it is not certain that they will result in Force Majeure being declared), that Party shall notify the other and consider with it what steps, if any, may be taken to overcome such circumstances.

7.4 A Party wishing to invoke Force Majeure shall promptly notify the other in writing giving details thereof, of the anticipated affect on this Agreement and of the estimated duration of Force Majeure. Such Party shall update such information at least once a month throughout the duration of the Force Majeure, and shall provide as much notice as possible of the reduction of normal supplies and/or deliveries.

7.5 The Party affected by an event of Force Majeure shall take all reasonable steps to procure that such event ceases to exist and to minimize the effects thereof on the performance of its obligations hereunder; provided that nothing in this Clause 5 shall require that Party to settle any labour dispute on terms which in its sole opinion are not satisfactory to it.

7.6 During any period where as a result of Force Majeure the quantities of Foilstock at the disposal of Novelis are insufficient to meet all its contractual supply obligations, Novelis shall apportion the available quantities of Foilstock between its contractual customers on a fair and equitable basis. Novelis shall not in such circumstances be compelled to purchase Foilstock from others sources to fulfil its supply obligations hereunder.

7.7 To the extent that Novelis is prevented by an event of Force Majeure from producing Foilstock and/or effecting deliveries to APS, or to the extent to which APS is prevented from taking delivery of Foilstock, the Parties' respective supply and purchase obligations shall be reduced on a pro rata time basis, and there shall be a corresponding reduction in the supply and purchase obligations set out in Clause 4 (it being assumed that the quantities which would otherwise have been supplied equalled the Monthly Purchase Amount for the Month in question).

7.8 No occurrence of Force Majeure shall operate to extend the duration of this Agreement.

7.9       In no circumstances shall default in payment constitute Force Majeure.

8    PRICE AND PAYMENT

8.1 The Conversion Price as set out in Appendix A - shall be valid from Effective Date until 31st December 2005. In the Second Year Conversion Price shall consist of prices as set out in Appendix A, plus a mark up of ***%. In the Third Year Conversion Price shall consist of prices for the Second Year, plus a mark up of ***%.

8.2 Following the expiration of any agreement on Conversion Price, the Parties will agree no later than September 30 of each Year the Conversion Price for the following Year. If the Parties fail to agree a new Conversion Price, the Agreement shall expire automatically on June 30 of the following Year. During the period until expiration the latest agreed price shall prevail.

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                                            6(9)

8.3 For deliveries of Foilstock in any given Month, Novelis shall issue by the 1st working day of the following Month a written invoice. Such invoice shall be payable at the end of the Month following date of invoice. An invoice submitted by telex or facsimile shall be regarded as a valid invoice for the purpose of this Agreement. Payment shall be made to Novelis bank account details of which shall be given by Novelis to APS from time to time in writing.

8.4 In addition to the Conversion Price calculated pursuant to Clause 8.1, APS shall pay Value Added Tax (or other such levy required by relevant law to be added) in respect thereof.

9    WARRANTIES, REMEDIES IN CASE OF DEFECTIVE DELIVERY

9.1 Novelis warrants for a period of eighteen (18) months from the date of delivery that all Foilstock supplied hereunder shall conform to the Specifications detailed in Appendix B.

9.2 APS inspection obligations shall be limited to a visual inspection of Foilstock promptly following delivery, in order to verify the identity and quantity of the Foilstock and that it is free of defects having occurred during transport. In the event of defects detected during such inspection, APS shall secure confirmation on the transport documentation and notify Novelis immediately.

9.3 Any non-conformities detected at a later stage that were impossible to detect by visual inspection pursuant to 9.2., shall be notified to Novelis as soon as practicable.

9.4 In the event that Foilstock supplied by Novelis shall not conform to Specification as set out in Appendix B, Novelis shall in consultation with APS either

          o replace the non-conforming Foilstock within a reasonable period of time at its cost and risk, or

          o refund the difference between Conversion Price paid for non-conforming Foilstock and its scrap value, or

          o discuss and agree with APS the possibilities of repair/re-working of non-conforming Foilstock and its associated cost

9.5 In the event that Novelis chooses not to or is unable to replace non-conforming Foilstock within a reasonable period of time, APS shall in addition to a refund be entitled to compensation equal to the difference between the price that it would have paid for the supplies of Foilstock/ in question, and the best reasonably available price at which it is able to obtain substitute supply from other sources (including the difference in any transport costs and import duties borne).

9.6 APS may request a change of the Specifications upon a minimum of 3 months written notice to Novelis. Novelis will use reasonable endeavours to accommodate such change provided that it is technically possible. In this event, the Conversion Price shall be adjusted to reflect the resulting increase or decrease in the costs to Novelis of conversion resulting from producing Foilstock to such amended Specifications. If the parties are unable to agree on the amount of such increase or reduction in the Conversion Price within 30 days after the submission by Novelis of a formal proposal to APS, Novelis shall provide a detailed calculation of the on-cost or cost savings to APS. APS shall consider such detailed calculation in good faith and accept or reject the calculation within 30 days of receipt. In the event of rejection of calculation, Novelis shall be

                                                                            7(9)
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          entitled to refuse the change of Specifications. Supplies shall then continue in conformity to the latest agreed Specifications.

9.7 Novelis shall provide an ongoing delivery performance above 90%. If Novelis does not achieve a delivery performance of more than 80% over a period of 3 months APS shall be entitled to request the implementation of a consignment stock free of charge in Singen with a minimum quantity of an average 10 working day volume.

10   GENERAL LIABILITY

10.1 In the event of any breach of contractual obligations, Novelis shall be liable according to statutory requirements for all liability incurred in respect of death or personal injury or other liability under the Product Liability Act.

10.2 Any and all other liability shall be limited to compensation as stated in 9.4 and 9.5 and/or compensation for any loss resulting from intentional or negligent breach of contract up to a total of *** per contractual breach and year. In no event shall Novelis be liable for loss of contract, loss of business or profits.

11   EARLY TERMINATION

11.1 Subject to Clause 11.2 and if either party shall commit a material breach of any of the terms and conditions of this Agreement then the other Party shall by notice in writing be entitled to require that Party to remedy any such breach within 60 Days from the date of such notice and should that Party fail to remedy such breach within the period aforesaid the other Party shall be entitled to forthwith terminate this Agreement. Such termination will be without prejudice to the additional right of the terminating Party to claim for damages in respect of the said material breach, and also to any claims and/or rights or remedies which either Party may have against the other insofar as such claims, rights or remedies accrued prior to such termination.

11.2 If either party shall enter into compulsory or voluntary liquidation (not being a voluntary liquidation for the purpose of reconstruction or amalgamation), or had a receiver or administrator appointed to any part of its assets, or becomes unable to pay its debts as they fall due, then the other Party may terminate the Agreement forthwith by written notice to such effect.

12   SUPPORT OF APS

          Novelis in its future arm's length dealings with APS agrees to fairly and equitably maintain throughout the term of this Agreement its support for the business of APS through new material development and technical service as it would with any third party customer.

13   SEVERABILITY OF PROVISIONS

          In any case any provisions hereof should be held invalid or unenforceable the validity and enforceability of the remaining provisions shall not be affected. Any invalid or unenforceable provision shall to the extent possible be replaced with such provision which will allow the Parties hereto to achieve the intended economic result in a legally valid and effective manner.

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                                            8(9)

14   NOTICES

          Any formal notice to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person (against receipt), or by fax (against acknowledgement of receipt) or by registered mail, addressed to such person at the recipient, at such address as the recipient may notify to the other parties from time to time (and pending the first such notification to the relevant head office of the recipient).

15   LAW -- DISPUTES

          This Agreement shall be governed by and construed exclusively in accordance with German Law. Exclusive venue shall be the courts in Singen.



Gottingen, ........................       Singen, ..............................

Novelis Deutschland GmbH                  Alcan Packaging Singen GmbH

-----------------------

....................................       .....................................
(N. von Verschuer)                        (Dr. R. Neumann-Schafer/Dr. N. Wenzel)


                                                                            9(9)